Exhibit 99.1

FINAL

Erickson Air-Crane Incorporated Announces

Second Quarter 2012 Results

Second Quarter Sales and Adjusted EBITDA Exceed Guidance

Portland, Oregon — Aug 8, 2012, Erickson Air-Crane Incorporated (NASDAQ: EAC) (“Erickson Air-Crane” or the “Company”), a leading operator and the manufacturer of the powerful heavy-lift helicopter, the Erickson S-64 Aircrane, today announced its financial results for the second quarter and six months ended June 30, 2012.

Second Quarter 2012 Highlights and Recent Events

•                  Revenue of $37.9 million exceeded guidance of $32 million to $34 million

•                  Revenue declined 10.9% from $42.5 million in 2011’s second quarter. The first six months of 2012 have experienced a fire season in line with historic averages, while the first six months of 2011 experienced the highest US firefighting activity in more than a decade

•                  Adjusted EBITDA of $6.7 million exceeded guidance of $3 million to $4 million

•                  Adjusted EBITDA decreased 30.9% from $9.7 million for the same period last year

•                  Net income attributable to Erickson Air-Crane Incorporated was $1.1 million, down from $4.3 million for the same period last year

•                  Backlog at June 30, 2012 was $228.1 million, of which $61.5 million is expected to be filled in 2012

•                  The Company completed its IPO on the NASDAQ Global Market in April, generating $31.5 million in net proceeds that were used to pay down indebtedness under the Company’s revolving credit facility

•                  The Company was awarded a contract by the NATO Maintenance and Supply Agency (“NAMSA”), to supply three heavy-lift Aircrane helicopters to provide aerial firefighting services in Greece for the 2012 through 2014 firefighting seasons, plus additional customer extension option years for the 2015 and 2016 firefighting seasons. Under the contract Erickson Air-Crane will receive payments with respect to the provision of its helicopters amounting to $8.9 million per year, totaling $44.4 million over the life of the contract if both customer extension option periods are exercised, plus additional payments for firefighting hours flown

•                  The Company was awarded an additional contract by the US Forest Service to provide aerial firefighting services using one heavy-lift Aircrane helicopter to be based out of Boise, Idaho for the 2012 fire season, with customer extension options for the 2013-2015 fire seasons

“The second quarter was dominated by strong demand for our firefighting services, although less so than in 2011 when US acreage burned by fires through June was the highest in more than a decade. Demand for our construction services was also strong, but buoyancy in both these businesses was somewhat mitigated by softness in logging demand. Overall we were significantly ahead of our revenue guidance for the quarter and our efficiency in operations contributed to a level of profitability that exceeded forecasts. For the first half of the year, our operating strength was evident as revenues were 4% ahead of 2011, and adjusted

EBITDA rose 47% to $6.9 million compared to $4.7 million in the first half of 2011,” said Udo Rieder, President and CEO of Erickson Air-Crane.

Second Quarter 2012 Results

Total revenue for the second quarter of 2012 decreased 10.9% to $37.9 million from $42.5 million for the same period last year.

(Dollars in thousands)	Three Months Ended June 30, 2012	% of Revenues	Three Months Ended June 30, 2011	% of Revenues	Change	% Change
Net revenues:
Aerial Services	$35,308	93.2	$39,472	92.8	$(4,164)	(10.5)
Manufacturing / MRO	2,569	6.8	3,046	7.2	(477)	(15.7)

Total revenues	37,877	100.0	42,518	100.0	(4,641)	(10.9)

During the three months ended June 30, 2012, revenues from Aerial Services decreased 10.5% to $35.3 million from $39.5 million in the same period last year. The Company’s revenue flight hours decreased to 2,902 hours from 3,527 hours in the second quarter of 2011.

The following are revenues and revenue flight hours by type of service for the second quarter of 2012 and 2011:

(Dollars in thousands)	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Change	% Change
Aerial Services Revenues:
Firefighting	$13,407	$20,477	$(7,070)	(34.5)
Timber Harvesting	8,218	11,407	(3,189)	(28.0)
Infrastructure Construction	9,003	2,537	6,466	NM
Crewing	4,680	5,051	(371)	(7.3)

Total Aerial Services revenues	$35,308	$39,472	$(4,164)	(10.5)

	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Change	% Change
Aerial Services Revenue Flight Hours:
Firefighting	709	1,310	(601)	(45.9)
Timber Harvesting	1,203	1,643	(440)	(26.8)
Infrastructure Construction	705	209	496	NM
Crewing	285	365	(80)	(21.9)

Total Aerial Services revenue flight hours	2,902	3,527	(625)	(17.7)

Within the Aerial Services segment, revenue from firefighting declined 34.5% to $13.4 million in the second quarter of 2012 from $20.5 million in the second quarter of 2011.  2011 had an exceptionally busy early firefighting season in North America, and while 2012 flight activity was ahead of Company expectations, it was lower in the 2012 period than the 2011 period. Revenue from timber harvesting decreased 28.0% to $8.2 million in the second quarter of 2012 from $11.4 million in the second quarter of 2011, primarily due to lower demand for the Company’s services. The Company believes demand is down compared to last year and compared to its expectations because its customers are themselves experiencing reduced demand from sources such as construction and furniture-making around the world; in particular, demand for softwoods correlated to US housing starts, and in hardwoods in the Indian and Chinese markets. Revenue from infrastructure construction increased to $9.0 million in the second quarter of 2012 from $2.5 million in the second quarter of 2011 as the Company increased its support activity in oil-and-gas development in South America, and powerline construction in Italy and the US. Revenue from crewing decreased 7.3% to $4.7 million in the second quarter of 2012 from $5.1 million in the second quarter of 2011.

During the three months ended June 30, 2012, revenues from Manufacturing / MRO decreased 15.7% year-over-year to $2.6 million from $3.0 million in the second quarter of 2011.

Total gross profit declined to $10.3 million in the second quarter of 2012 from $12.3 million in the second quarter of 2011. Total gross profit margin declined to 27.2% in the second quarter of 2012 from 29.0% in the second quarter of 2011. The decline was largely due to a decrease of $3.4 million of gross profit from aerial services, where certain costs of revenues are fixed in nature, and was partially offset by a $1.4 million increase in Manufacturing / MRO gross profit, mainly due to a $1.3 million positive difference in warranty expense in the second quarter of 2012 versus the second quarter of 2011.

Total operating expenses increased 47.6% to $7.2 million in the second quarter of 2012 from $4.9 million in the second quarter of 2011. Within this total, general and administrative expenses increased 67.3% to $4.6 million, or 12.0% of revenue, in the second quarter of 2012, from $2.7 million, or 6.4% of revenue in the second quarter of 2011, largely due to stock based compensation expenses of $1.3 million in the second quarter of 2012 related to restricted stock units granted to employees and the Board of Directors upon completion of the Company’s IPO. Research and development expenses rose 50.5% to $1.5 million, primarily due to increased spending on main rotor blade development and other engineering projects. Sales and marketing expenses were $1.2 million, or 3.2% of revenue, in the second quarter of 2012, unchanged from $1.2 million, or 2.8% of revenue in the second quarter of 2011.

Operating profit for the quarter ended June 30, 2012 was $3.1 million compared to $7.4 million for the same period last year.

Net interest expense decreased by $0.7 million, to $1.7 million in the second quarter of 2012, from $2.4 million in the second quarter of 2011, due to a decrease in the average outstanding borrowings coupled with a decrease in the average borrowing rate. Average outstanding borrowings decreased due to the paydown of outstanding borrowings in the second quarter of 2012 with the net proceeds of the Company’s IPO.

Net other income increased by $2.0 million to $0.6 million in the second quarter of 2012 from a net expense of $1.5 million in the second quarter of 2011. This was mainly the result of net realized and unrealized foreign exchange gains and losses of zero in the second quarter of this year compared to a $1.6 million net loss in the same quarter last year, primarily due to changes in the Euro exchange rate and the corresponding effect on the Euro hedge contracts outstanding in the second quarter of 2012, together with an $0.8 million recovery of a previously reserved receivable.

Net income attributable to Erickson Air-Crane for the second quarter of 2012 was $1.1 million down from $4.3 million in the second quarter of 2011.

Adjusted EBITDA declined to $6.7 million in the second quarter of 2012 from $9.7 million in the second quarter of 2011.

As of June 30, 2012, Erickson Air-Crane had a backlog of approximately $228.1 million, of which $126.0 million was from signed contracts and $102.1 million was from anticipated exercises of customer extension options.

Six Month 2012 Results

The Company reported first half 2012 revenue of $65.5 million, an increase of $2.6 million or 4.1% compared to the same period in the prior year. The increase resulted mainly from an increase in services to the construction industry offset in part by lower firefighting and timber harvesting revenues.

(Dollars in thousands)	Six Months Ended June 30, 2012	% of Revenues	Six Months Ended June 30, 2011	% of Revenues	Change	% Change
Net revenues:
Aerial Services	$60,416	92.3	$58,199	92.5	$2,217	3.8
Manufacturing / MRO	5,070	7.7	4,694	7.5	376	8.0

Total revenues	$65,486	100.0	62,893	100.0	2,593	4.1

(Dollars in thousands)	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011	Change	% Change
Aerial Services Revenues:
Firefighting	$20,947	$28,860	$(7,913)	(27.4)
Timber Harvesting	14,057	15,865	(1,808)	(11.4)
Infrastructure Construction	16,131	3,969	12,162	NM
Crewing	9,281	9,505	(224)	(2.4)

Total Aerial Services revenues	$60,416	$58,199	$2,217	3.8

	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011	Change	% Change
Aerial Services Revenue Flight Hours:
Firefighting	784	1,338	(554)	(41.4)
Timber Harvesting	1,890	2,242	(352)	(15.7)
Infrastructure Construction	1,230	331	899	NM
Crewing and other	563	553	10	1.8

Total Aerial Services revenue flight hours	4,467	4,464	3	0.1

Operating profit for the first six months was $1.4 million compared to $0.9 million in the first half last year.  The year-to-year improvement in operating profit was driven primarily by the improvement of profitability in the Company’s MRO division due to the change in warranty expense described above.

Net loss attributable to Erickson Air-Crane was $1.4 million compared to a loss of $4.2 million in the same period last year.

Adjusted EBITDA for the six months ending June 30, 2012 was $6.9 million compared to $4.7 million in the same period last year.

Financial Condition

As of June 30, 2012, Erickson Air-Crane had $1.8 million in cash and cash equivalents and total indebtedness of $111.4 million, excluding letters of credit.

In April 2012, the Company completed its IPO of 4.8 million shares of common stock at a price of $8.00 per common share, generating net proceeds, after deducting underwriting discounts and commissions and offering expenses, of approximately $31.5 million. The Company applied the net proceeds of the IPO to reduce its indebtedness under its revolving credit facility.

In the first six months of 2012, Erickson Air-Crane used net cash from operating activities of $5.7 million, compared with net cash used by operating activities of $22.6 million for the comparable period in 2011.

Business Outlook

The Company’s financial guidance for the third quarter ending September 30, 2012 and fiscal year ending December 31, 2012 is summarized in the table below.  Due to the stronger than expected first half performance, in part offset by lowered expectations for the second half of the year primarily due to lower expectations for timber harvesting flight hours, the Company is raising its guidance from the levels expected in May.

In order to provide clearer insight into the expected performance of the underlying business the Company is also providing full year Earnings Per Share estimates as though the recapitalization and IPO had taken place on January 1, 2012 (“Pro Forma”):

(in $ millions, except per share amounts)	Three Months Ended September 30, 2012	Fiscal Year Ending December 31, 2012
Revenue	60.0 – 64.0	159.0 – 165.0
Adjusted EBITDA	22.0 – 23.0	31.5 – 33.5
Earnings Per Share GAAP		1.05 – 1.20
Earnings Per Share Pro Forma		0.76 – 0.86

In addition the Company estimates:

•                  Capital expenditures for the year of between $8 million and $9 million (not including the induction into the fleet of an Aircrane previously held for potential sale and included in Aircranes and support parts in process)

•                  an effective tax rate of approximately 40% for fiscal year 2012; and

•                  Basic and fully diluted share counts of 7.0 million on a GAAP basis and 9.8 million on a pro forma basis for the full year (assuming the IPO and recapitalization had taken place on January 1, 2012).

These estimates are based on the following assumptions:

•                  the remainder of the 2012 North American and European fire seasons are consistent with historical averages;

•                  the Company makes no aircraft sales in 2012; and

•                  expense for stock-based compensation of $0.4 million and $0.2 million in the third and fourth quarter, respectively.

Erickson Air-Crane reminds investors that its operating results vary significantly as a result of seasonal factors such as weather and hours of daylight, anticipated start dates for certain contracts and other factors. Therefore, the operating results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year. These guidance estimates are subject to change.

Conference Call

The Company will host a conference call at 1:00 p.m. Eastern Time on Wednesday, August 8, 2012, to discuss the financial results for the second quarter ended June 30, 2012.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 877 275 8968. International callers should dial +1 706 643 1666. The conference call ID number is 76482959.

If you are unable to participate in the call at this time, a replay will be available starting on Wednesday, August 8, 2012 at 4:00 pm Eastern Time, and will remain available through Wednesday, August 22, 2012. To access the replay, dial +1 855 859 2056. International callers should dial +1 404 537 3406. The conference ID number for the replay is 76482959.

This conference call will also be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.ericksonaircrane.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call by accessing the same link.

About Erickson Air-Crane Incorporated

Erickson Air-Crane specializes in the operation and manufacture of the Erickson S-64 Aircrane (the “Aircrane”), a versatile and powerful heavy-lift helicopter. The Aircrane has a lift capacity of up to 25,000 pounds and is the only commercial aircraft built specifically as a flying crane without a fuselage for internal loads. The Aircrane is also the only commercial heavy-lift helicopter with a rear load-facing cockpit, combining an unobstructed view and complete aircraft control for precision lift and load placement capabilities. Erickson Air-Crane owns and operates a fleet of 17 Aircranes, which are used to support a wide variety of government and commercial customers worldwide across a broad range of aerial services, including firefighting, timber harvesting, infrastructure construction, and crewing. Erickson Air-Crane also manufactures Aircranes and related components for sale to government and commercial customers and provides aftermarket support and maintenance, repair, and overhaul services for the Aircrane and other aircraft. Founded in 1971, Erickson Air-Crane is headquartered in Portland, Oregon with its principal manufacturing facility based in Central Point, Oregon. For more information, please visit http://www.ericksonaircrane.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. You can identify forward-looking statements by words such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include Erickson Air-Crane’s safety record, the hazards associated with operating Aircranes, compliance with debt obligations, cancellations, reductions or delays in customer orders, ability to collect on customer receivables, weather and seasonal fluctuations that impact Aircrane activities, competition, reliance on a small number of large customers, the impact of short-term contracts, the availability and size of the Aircrane fleet, the ability to implement production rate changes, the impact of government spending, the impact of product liability and product warranties, the ability to attract and retain qualified personnel, the impact of environmental regulations, the ability to accurately forecast financial guidance, convert backlog into revenues, and appropriately plan expenses, worldwide economic conditions (including conditions in Greece and Italy), government regulation, ability to attract and retain key personnel, reliance on a small number of manufacturers, the necessity to provide components or services to owners and operators of aircraft, effectively manage growth, keep pace with changes in technology, adequately protect our intellectual property, successfully enter new markets, manage international expansion, expand and diversify its customer base, expand and market manufacturing and maintenance, repair and overhaul services, the potential unionization of employees, the fluctuation in the price of fuel, the ability to access public or private debt markets, the obligations of being a new public company, the impact of equipment failures or other events impacting the operation of our factories, and successfully manage any future acquisitions, and other risks and uncertainties more fully described under the heading “Risk Factors” in the Company’s most recently filed Quarterly Report on Form 10-Q as well as the other reports Erickson Air-Crane has filed with the SEC.

You should not place undue reliance on any forward-looking statements. Erickson Air-Crane assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable laws.

— Financial Tables Follow —

ERICKSON AIR-CRANE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

(UNAUDITED)

	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Net revenues:
Aerial services	$35,308	$39,472	$60,416	$58,199
Manufacturing / MRO	2,569	3,046	5,070	4,694

Total net revenues	37,877	42,518	65,486	62,893
Cost of revenues:
Aerial services	26,340	27,121	48,190	45,671
Manufacturing / MRO	1,217	3,068	2,936	4,523

Total cost of revenues	27,557	30,189	51,126	50,194

Gross profit	10,320	12,329	14,360	12,699

Operating expenses:
General and administrative	4,551	2,721	7,431	6,591
Research and development	1,476	981	2,430	1,854
Selling and marketing	1,220	1,207	3,081	3,314

Total operating expenses	7,247	4,909	12,942	11,759

Operating income (loss)	3,073	7,420	1,418	940
Other income (expense):
Interest income	—	26	6	27
Interest expense	(1,748)	(2,454)	(4,019)	(4,244)
Interest expense related to tax contingencies	—	(132)	—	(216)
Amortization of debt issuance costs	(271)	(171)	(554)	(341)
Gain on disposal of equipment	—	8	—	8
Unrealized foreign exchange gain (loss)	(349)	(968)	41	(1,030)
Realized foreign exchange gain (loss)	352	(607)	315	(660)
Other income (expense), net	845	414	918	602

Total other expense	(1,171)	(3,884)	(3,293)	(5,854)

Income (loss) before noncontrolling interest and income taxes	1,902	3,536	(1,875)	(4,914)
Income tax expense (benefit)	733	(1,054)	(734)	(1,285)

Net income (loss)	1,169	4,590	(1,141)	(3,629)
Less: Net (income) loss related to noncontrolling interest	(52)	(285)	(237)	(592)

Net income (loss) attributable to Erickson Air-Crane Incorporated	1,117	4,305	(1,378)	(4,221)
Dividends on redeemable preferred stock	286	2,241	2,794	4,378

Net income (loss) attributable to common stockholders	$831	$2,064	$(4,172)	$(8,599)

Other comprehensive income (loss):
Net income (loss)	$1,169	$4,590	$(1,141)	$(3,629)
Foreign currency translation adjustment	(165)	24	(41)	16

Comprehensive income (loss)	1,004	4,614	(1,182)	(3,613)
Comprehensive (income) loss attributable to noncontrolling interest	8	(305)	(214)	(542)

Comprehensive income (loss) attributable to Erickson Air-Crane Incorporated	$1,012	$4,309	$(1,396)	$(4,155)

Net income (loss) per share attributable to common stockholders
Basic	$0.10	$2,063.83	$(1.00)	$(8,599.00)

Diluted	$0.10	$2,063.83	$(1.00)	$(8,599.00)

Weighted average shares outstanding
Basic	8,355,869	1,000	4,178,435	1,000

Diluted	8,355,869	1,000	4,178,435	1,000

ERICKSON AIR-CRANE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(UNAUDITED)

	June 30, 2012	December 31, 2011

Assets
Current assets:
Cash and cash equivalents	$1,808	$268
Restricted cash	3,081	—
Accounts receivable net of allowances for doubtful accounts of $585 and $476 at June 30, 2012 and December 31, 2011, respectively	30,029	26,528
Aircranes and support parts in process	10,529	27,395
Prepaid expenses and other	3,455	4,217
Income tax receivable	1,772	1,248
Deferred tax assets	8,950	7,602

Total current assets	59,624	67,258

Restricted cash	1,855	5,214
Aircrane support parts, net	114,960	101,892
Aircranes, net	52,507	42,288
Property, plant, and equipment, net	14,044	14,341
Other noncurrent assets	2,084	2,918

Total assets	$245,074	$233,911

Liabilities, redeemable preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$8,124	$10,526
Current debt	85,962	6,500
Accrued and other current liabilities	18,611	17,277
Income taxes payable	1,005	—

Total current liabilities	113,702	34,303

Long-term debt	25,435	124,070
Other long-term liabilities	3,651	4,328
Deferred tax liabilities	13,998	14,194

Total liabilities	156,786	176,895

Commitments and contingencies
Series A redeemable preferred stock, $0.0001 par value, Authorized — zero and 70,000 shares at June 30, 2012 and December 31, 2011, respectively
Zero and 34,999.5 issued and outstanding at June 30, 2012 and December 31, 2011, respectively—liquidation preference of zero and $66,161 at June 30, 2012 and December 31, 2011, respectively	—	66,161
Stockholders’ equity (deficit):
Common stock, $0.0001 par value. Authorized—110,000,000 and 2,300 shares at June 30, 2012 and December 31, 2011, respectively;
Class A; designated 2,000; zero and 1,000 issued and outstanding at June 30, 2012 and December 31, 2011, respectively	—	1
Class B; designated 300; zero issued and outstanding	—	—
Common Stock; 9,602,970 and zero issued and outstanding at June 30, 2012 and December 31, 2011, respectively	1	—
Additional paid-in capital	101,706	—
Accumulated deficit	(14,160)	(9,988)
Accumulated other comprehensive income (loss)	(54)	(36)

Total stockholders’ equity (deficit) attributable to Erickson Air-Crane Incorporated	87,493	(10,023)

Noncontrolling interest	795	878

Total stockholders’ equity (deficit)	88,288	(9,145)

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$245,074	$233,911

ERICKSON AIR-CRANE INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(UNAUDITED)

	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Cash flows from operating activities:
Net income (loss)	$1,169	$4,590	$(1,141)	$(3,629)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,989	2,280	4,038	3,623
Deferred income taxes	246	1,701	(1,543)	5,258
Non-cash interest on subordinated notes	724	535	1,898	954
Non-cash interest on tax contingencies	—	132	—	216
Stock based compensation	1,296	—	1,296	—
Amortization of debt issuance costs	271	171	554	341
Gain on sale of equipment	—	(8)	—	(8)
Changes in operating assets and liabilities:
Accounts receivable	(1,783)	(14,236)	(3,685)	(9,154)
Aircranes and support parts in process	520	(3,930)	3,924	(5,540)
Prepaid expenses and other	2,638	(583)	759	(1,039)
Income tax receivable	(338)	—	(524)	—
Aircrane support parts, net	(3,103)	(1,998)	(10,800)	(10,143)
Accounts payable	(5,571)	3,395	(2,375)	2,148
Accrued and other current liabilities	(1,657)	6,297	1,593	2,796
Income taxes payable	438	(2,863)	959	(6,811)
Other long-term liabilities	(307)	(1,822)	(676)	(1,599)

Net cash provided by (used in) operating activities	(3,468)	(6,339)	(5,723)	(22,587)

Cash flows from investing activities:
Purchases of Aircranes, property, plant, and equipment	(1,477)	(4,830)	(3,289)	(7,916)
Restricted cash	217	(1,019)	204	(1,019)
Dividends from noncontrolling interest	(297)	(254)	(297)	(254)
Increase (decrease) in other assets	135	(109)	295	(109)

Net cash provided by (used in) investing activities	(1,422)	(6,212)	(3,087)	(9,298)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	31,454	—	31,454	—
Borrowings of debt	77,778	68,599	140,761	159,661
Repayments of debt	(103,925)	(58,339)	(161,831)	(127,235)
Debt issuance costs	—	(415)	—	(610)

Net cash provided by (used in) financing activities	5,307	9,845	10,384	31,816

Effect of foreign currency exchange rates on cash and cash equivalents	(38)	(40)	(34)	(577)

Net increase (decrease) in cash and cash equivalents	379	(2,746)	1,540	(646)
Cash and cash equivalents at beginning of period	1,429	4,028	268	1,928

Cash and cash equivalents at end of period	$1,808	$1,282	$1,808	$1,282

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$1,194	$1,985	$1,976	$3,231
Net cash paid (received) during period for income taxes	$362	$97	$320	$233

Use of Non-GAAP Measures

The Company uses adjusted EBITDA (“Adjusted EBITDA”). We define EBITDA as net income (loss) before interest expense, net, provision for (benefit from) income taxes, and depreciation and amortization and the adjustments to EBITDA to be non-cash unrealized mark-to-market foreign exchange gains (losses), specified litigation expenses, certain management fees, gains from sale of equipment, non-cash charges arising from awards to employees relating to equity interests, non-cash charges relating to financings, initial public offering-related non-capitalized expenses, and other unusual, extraordinary, non-recurring non-cash costs. This is a financial measure not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We have provided a reconciliation below of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure. Adjusted EBITDA should not be considered an alternative to revenue or net income (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity or any other measure of financial performance presented in accordance with GAAP. We present Adjusted EBITDA because we believe it is an important measure of our operating performance and provides more comparability between our historical results by taking into account our capital structure including (i) changes in our asset base (depreciation and amortization) from acquisitions and from capital expenditures, and (ii) changes in interest expense and amortization of financing costs. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(In thousands)	Three Months Ended June 30, 2012	Three Months Ended June 31, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Adjusted EBITDA Reconciliation:
Net income (loss) attributable to Erickson Air-Crane Incorporated	$1,117	$4,305	$(1,378)	$(4,221)
Interest expense, net	1,748	2,428	4,013	4,217
Tax expense (benefit)	733	(1,054)	(734)	(1,285)
Depreciation	1,989	2,280	4,038	3,623
Amortization of debt issuance costs	271	171	554	341
Noncash charges from awards to employees of equity interests	1,296	—	1,296	—

EBITDA	$7,154	$8,130	$7,789	$2,675

Non-cash unrealized mark-to-market foreign exchange gains (losses)	349	968	(41)	1,030
Interest related to tax contingencies	—	132	—	216
Litigation expense	—	475	—	798
Other noncash (gains) losses	(800)	(8)	(800)	(8)

Adjusted EBITDA	$6,703	$9,697	$6,948	$4,711

Company Contact:

Dave Finnie, Senior Director, Finance and Business Operations

Erickson Air-Crane Incorporated

Tel: (503) 505-5880

Email: dfinnie@ericksonaircrane.com

Investor Relations Contact:

Mark Collinson, Partner

CCG Investor Relations

Tel: 310-954-1343

Email: mark.collinson@ccgir.com

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